Exhibit 21.1

SUBSIDIARIES OF IDACORP, INC.*
(1)Idaho Power Company, an Idaho corporation
(2)Idaho Energy Resources Co., a Wyoming corporation (a subsidiary of Idaho Power Company)
(3)Ida-West Energy Company, an Idaho corporation
(4)IDACORP Financial Services, Inc., an Idaho corporation

* The above list of subsidiaries of IDACORP, Inc. omits subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of the year covered by this report.